QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

FIRST AMENDMENT
TO LOAN AND SECURITY AGREEMENT

    THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "First Amendment") is made as of December 13, 2001, by and between FOOTHILL CAPITAL CORPORATION, a California corporation ("Lender"), and QAD INC., a Delaware corporation ("Borrower"), with reference to the following facts:

    A.  The parties hereto have entered into that certain Loan and Security Agreement, dated as of September 8, 2000, as amended by letter agreements dated January 23, 2001, and November 21, 2001 (as amended, the "Loan Agreement"), and other Loan Documents. (Capitalized terms, which are used herein but not defined herein, shall have the meanings ascribed to them in the Loan Agreement.)

    B.  The parties wish to make certain modifications to the Loan Documents, all on the terms and conditions set forth herein.

      NOW, THEREFORE, the parties hereto agree as follows:

    1.  Amendments to Loan Agreement.  Effective as of the Effective Date, the Loan Agreement shall be amended as follows:

      1.1 The following definition is added to Section 1.1 of the Loan Agreement:

        "Tangible Net Worth" means, as of the date of calculation: (a) Net Worth, plus (b) the then outstanding principal balance of Indebtedness subordinated to the Obligations pursuant to a subordination agreement acceptable to Lender in its sole and absolute discretion, less (c) such of Borrower's assets as are treated as intangible pursuant to GAAP, including: (i) obligations in excess of $500,000 in the aggregate owing by officers, directors, shareholders, employees, Subsidiaries, Affiliates or any other Person in which any such officer, director, shareholder, employee, Subsidiary or Affiliate owns any interest and (ii) any asset which is intangible or lacks intrinsic or marketable value or collectibility, including deferred maintenance; prepaid expenses; deferred income taxes; capitalized research and development costs; goodwill; noncompetition agreements; the Intellectual Property; any other patents, trademarks, trade names, copyrights, patents, patent rights or licenses; and franchises."

      1.2 The definition of Amortization Reserve in Section 1.1 of the Loan Agreement is deleted.

      1.3 Section 2.2(b) of the Loan Agreement is deleted and replaced by the following:

        "The Term Loan shall be repaid in equal quarterly principal installments of $750,000, commencing January 31, 2002; provided, however, that if on the applicable quarterly payment date, Borrower's aggregate unrestricted cash and Cash Equivalents is:

          "(i) Greater than $40,000,000, then the applicable quarterly principal payment shall be $375,000; or

          "(ii) Less than $40,000,000 but greater than $30,000,000, then the applicable quarterly principal payment shall be $500,000."

      1.4 Sections 2.2(c) and 2.2(d) of the Loan Agreement are deleted.

      1.5 Section 7.20(a)(i) of the Loan Agreement is deleted and replaced by the following:

        "Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$9,500,000	For the 12 month period ending January 31, 2002
$10,300,000	For the 12 month period ending April 30, 2002
$12,000,000	For the 12 month period ending July 31, 2002
$13,600,000	For the 12 month period ending October 31, 2002
$14,900,000	For the 12 month period ending January 31, 2003"

      1.6 Section 7.20(a)(ii) of the Loan Agreement is deleted and replaced by the following:

        "Tangible Net Worth. Tangible Net Worth of at least the required amount set forth in the following table as of the applicable date set forth opposite thereto:

Applicable Amount	Applicable Date
$11,840,000	January 31, 2002
$13,520,000	April 30, 2002
$14,640,000	July 31, 2002
$15,920,000	October 31, 2002
$17,360,000	January 31, 2003"

      1.7 The Compliance Certificate, the form of which is attached to the Loan Agreement as Exhibit C-1, is replaced by Exhibit C-1 hereto.

    2.  Intellectual Property.  Borrower confirms that it is current in its obligations under the Loan Documents with respect to the Intellectual Property, including reports to Foothill and registration of copyrights. Without limiting the foregoing, Borrower confirms that it has complied with: (x) Section 6.4 of the Loan Agreement; and (y) Section 1(e) of the Intellectual Property Security Agreement.

    3.  Conditions to Effectiveness.  The effectiveness of this First Amendment is subject to the receipt by Lender of the following, and the date on which Lender receives all of the following shall be the "Effective Date:"

      3.1 Counterparts of this First Amendment, executed by each of the parties hereto; and

      3.2 Borrower has paid Lender all of Lender's attorneys' fees and costs as described in Section 4.8 hereof.

    4.  Miscellaneous.

      4.1  Loan Documents Confirmed.  Except as expressly amended hereby, the Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect. This First Amendment is hereby incorporated into the Loan Agreement.

      4.2  Choice of Law.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED, THIS FIRST AMENDMENT AND ALL OTHER DOCUMENTS BEING EXECUTED CONCURRENTLY HEREWITH SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH,

  THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

      4.3  Sole Parties.  This First Amendment is made exclusively for the benefit of and solely for the protection of the parties hereto, and no other person or persons shall have the right to enforce the provisions hereof by action or legal proceedings or otherwise.

      4.4  Interpretation.  Whenever the context so requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The headings used in this First Amendment are inserted solely for the convenience of reference and are not part of, nor intended to govern, limit or aid in the construction of, any term or provision hereof.

      4.5  Counterparts.  This First Amendment may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

      4.6  Further Assurances.  From time to time, each party will execute and deliver in recordable form, if necessary, such further instruments and will take such other action as the other party reasonably may request in order to discharge and perform their obligations and agreements under this First Amendment.

      4.7  Time of Essence.  Time is of the essence in this First Amendment.

      4.8  Attorneys' Fees and Costs.  The Borrower agrees that all of Lender's attorneys' fees and costs in drafting and negotiating this First Amendment are part of the Obligations and are payable on demand.

    IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

FOOTHILL CAPITAL CORPORATION, a California corporation
By:	/s/ JOHN NOCITA

Title:	Vice President

QAD INC., a Delaware corporation
By:	/s/ KATHLEEN M. FISHER

Title:	Executive Vice President and Chief Financial Officer

EXHIBIT C-1
Amended Compliance Certificate
FORM OF AMENDED COMPLIANCE CERTIFICATE

[on Borrower's letterhead]

To:	Foothill Capital Corporation 2450 Colorado Avenue, Suite 3000 West Santa Monica, California 90404 Attn: Business Finance Division Manager

Re:	Compliance Certificate dated ___________________________

Ladies and Gentlemen:

    Reference is made to that certain Loan and Security Agreement, dated as of September 8, 2000, as amended (the "Loan Agreement") between QAD Inc., a Delaware corporation ("Borrower") and Foothill Capital Corporation, a California corporation ("Lender"). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

    Pursuant to Section 6.3 of the Loan Agreement, the undersigned officer of Borrower hereby certifies that:

    1.  The financial information of Borrower furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes, in the case of financial statements delivered under Section 6.3(a) of the Loan Agreement) and fairly presents the financial condition of Borrower.

    2.  Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by the financial statements delivered pursuant to Section 6.3 of the Loan Agreement.

    3.  Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto.

    4.  Borrower is in timely compliance with all representations, warranties, and covenants set forth in the Loan Agreement and the other Loan Documents, except as set forth on Schedule 2 attached hereto. Without limiting the generality of the foregoing, Borrower is in compliance with the covenants contained in Section 7.20 of the Loan Agreement as demonstrated on Schedule 3 hereof.

    IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of ____________, 20___.

QAD Inc., a Delaware corporation as Borrower
By:

Name:

Title:

SCHEDULE 1

SCHEDULE 2

SCHEDULE 3

1. Minimum EBITDA.

    Borrower's EBITDA for the __________________ ending __________________, __________________ is $_______, which amount [is/is not] greater than or equal to the amount set forth in Section 7.20(a)(i) of the Loan Agreement for the corresponding period.

2. Minimum Tangible Net Worth.

      (a) The Tangible Net Worth of Borrower, as of the last day of the fiscal quarter ending __________________, __________________, is $_______, which amount [is/is not] greater than or equal to the amount set forth in Section 7.20(a)(ii) of the Loan Agreement for the corresponding period.

3. Maximum Deferred Maintenance Revenue.

    The ratio of (A) consolidated Deferred Maintenance Revenue of Borrower and its Subsidiaries to (B) Borrower's and the Subsidiaries' consolidated Maintenance Revenue as of the fiscal quarter ended _______, is _______:1.0, which [is/is not] greater than or equal to the ratio set forth in Section 7.20(a)(iii) of the Loan Agreement for the corresponding period.

4. Maximum Covered Revenues.

      (a) The Revenues of Borrower derived from software owned by Borrower, for which copyright registrations have been made with the Copyright Office and for which copies thereof have been delivered to Lender, as of the last day of the fiscal quarter ending __________________, ________, is calculated as follows:

        (i)  Borrower's License Revenues derived from software owned by Borrower:

    $__________________

        (ii) Borrower's License Revenues derived from software owned by Borrower, for which copyright registrations have been made with the Copyright Office and for which copies thereof have been delivered to Lender:

    $__________________

        (iii) Item (ii) divided by Item (i) ("Ratio")

    _____%

      (b) The Ratio set forth above [is/is not] greater than or equal to the percentage set forth in Section 7.20(a)(iv) of the Loan Agreement.

5. Maximum Capital Expenditures.

      (a) The aggregate amount of capital expenditures made or committed to be made to date in the current fiscal year is $__________________.

      (b) The aggregate amount set forth above [is/is not] less than or equal to the amount set forth in Section 7.20(b)(i) of the Loan Agreement for the corresponding period.

QuickLinks

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT